EXHIBIT 4.8

                                FORM OF WRITTEN ACTION


                                     Terms of the
                      Series __ Cumulative Preferred Securities

                          DATED AS OF               , 199__

                        WRITTEN ACTION OF THE MANAGING MEMBERS
                           PURSUANT TO SECTION 3.02 OF THE
                    LIMITED LIABILITY COMPANY OPERATING AGREEMENT


                       The undersigned, constituting all of the Managing
             Members of ConAgra Capital, L.C., an Iowa limited liability company (the "Company"), pursuant to Section 3.02 of the Limited Liability Company Operating Agreement (the "Operating Agreement" dated as of March 11, 1994 by and among the Managing Members, do hereby authorize the issue of, and establish the relative rights, powers and duties of, a series of Series __ Preferred Membership Interests (as defined in the Operating Agreement), as follows:

                       1.   Definitions.  All terms defined in the
             Operating Agreement and not otherwise defined herein shall have for purposes hereof the meanings provided for therein. The following additional terms have the respective meanings specified below:

                       "Applicable Price" means as of any date of
             determination and with respect to any Series __ Preferred Security, the stated liquidation preference of such Series
             __ Preferred Security, plus accumulated and unpaid dividends (whether or not declared) to the date of such determination.

                       "Business Day" means any day other than a day on
             which banking institutions in The City of New York are authorized or required by law to close.

                       "Debentures" means all debentures issued and
             outstanding under the Subordinated Indenture.

                       "DTC" means The Depository Trust Company, as
             depositary for the Series __ Preferred Securities (as defined below).

                       "Expense Agreement" means the Agreement as to
             Expenses and Liabilities dated as of April 20, 1994 between ConAgra and the Company.

















                       "Guarantee" means the Payment and Guarantee
             Agreement dated as of April 20, 1994, executed and delivered by ConAgra for the benefit of the holders from time to time of the Series __ Preferred Securities and other Preferred Interests of the Company.

                       "Series __ Debentures" means the $
             aggregate principal amount of ConAgra's Series __ Debentures issued pursuant to the Subordinated Indenture.

                       "Subordinated Indenture" means the Indenture,
             dated as of March 10, 1994, the First Supplemental Indenture dated April 20, 1994, the Second Supplemental Indenture dated April 20, 1994, the Third Supplemental Indenture dated June 1, 1994, the Fourth Supplemental Indenture dated June 1, 1994, the Fifth Supplemental Indenture dated __________, and the Sixth Supplemental Indenture dated __________, between ConAgra and First Trust National Association, as trustee.

                       "Underwriting Agreement" means the Underwriting
             Agreement dated as of           , 199__, among ConAgra, the
             Company, ______________________________________________ as
             representative(s) of the several underwriters named therein.

                  2.   Designation.              Series Preferred
             Membership Interests with a liquidation preference of $25 per interest are hereby authorized and designated as "Series
             __ Cumulative Preferred Securities" (hereinafter called the "Series __ Preferred Securities").

                  3. Voting. Except as otherwise provided in the Act, the Operating Agreement (including, without limitation, Section 3.02(e) thereof) or this Written Action, Preferred Members holding the Series __ Preferred Securities shall have, with respect to such Series __ Preferred Securities, no right or power to vote on any question or matter or in any proceeding or to be represented at, or to receive notice of, any meeting of Members.

                  4.   Periodic Distributions.  (a) Periodic
             distributions (herein referred to as "dividends") on the Series __ Preferred Securities shall be cumulative.
             Dividends shall accrue from          , 199__ and shall be
             payable monthly in arrears on the last day of each calendar month of each year, commencing on ___________, 199__.

                       (b)  The dividend rate for dividends payable on
             the Series __ Preferred Securities from and including _______________, 199__, to and including _________, 1994
             will be   % per annum.  [In the case of fixed rate preferred
             securities ___% per annum, or in the case of adjustable rate the dividend rate for each monthly dividend period thereafter will be the rate per annum equal to the Applicable Rate (as defined below) in effect for the Quarterly Period (as defined below) in which such dividend period occurs.]

                       The amount of dividends payable for any full
             monthly dividend period shall be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly dividend period, shall be computed on the basis of the actual number of days elapsed in such period. The Company shall only pay dividends to the extent it has funds legally available to make such payments.

                       (c)  Dividends on the Series __ Preferred
             Securities shall be declared by the Managing Members to the extent that the Managing Members reasonably anticipate that at the time of payment the Company will have, and must be paid by the Company to the extent that at the time of proposed payment it has, (i) funds legally available for the payment of such dividends and (ii) cash on hand sufficient to permit such payments.

                       (d) Dividends declared on the Series __ Preferred Securities shall be payable to the record holders thereof as they appear on the register for the Series __ Preferred Securities maintained by or on behalf of the Company on the relevant record date, which shall be one Business Day prior to the relevant payment date. Subject to any applicable laws and regulations, each such payment shall be made through the facilities of DTC. If any date on which dividends are payable on the Series __ Preferred Securities is not a Business Day, then the payment of the dividend payable on such date shall be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

                       (e)  Except as described in the Operating
             Agreement and in this Written Action, the Series __
             Preferred Securities shall have no other right to participate in the profits of the Company.

                       (f) If dividends have not been paid in full on the Series __ Preferred Securities, the Company shall not:

                         (i) pay, or declare and set aside for payment, any dividends on the Preferred Interests of any other series or any other preferred interests of the Company ranking pari passu with the Series __ Preferred Securities as regards participation in profits of the

                  Company ("Dividend Parity Securities"), unless the amount of any dividends declared on any Dividend Parity Securities is paid on Dividend Parity Securities and the Series __ Preferred Securities on a pro rata basis on the date such dividends are paid on such Dividend Parity Securities, so that

                            (x) (A)  the aggregate amount paid as
                       dividends on the Series __ Preferred Securities bears to (B) the aggregate amount paid as dividends on Dividend Parity Securities the same ratio as

                            (y) (A)  the aggregate of all accumulated
                       arrears of unpaid dividends on the Series __
                       Preferred Securities bears to (B) the aggregate of all accumulated arrears of unpaid dividends on Dividend Parity Securities;

                        (ii) pay, or declare and set aside for payment, any dividends on any interests in the Company ranking junior to the Series __ Preferred Securities as to dividends ("Dividend Junior Securities"); or

                       (iii) redeem, purchase or otherwise acquire any Dividend Parity Securities or Dividend Junior
                  Securities;

             until, in each case, such time as all accumulated arrears of unpaid dividends on the Series __ Preferred Securities shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and (ii), such payment, and in the case of clause (iii), the date of such redemption, purchase or other acquisition. For purposes of the foregoing, so long as the Preferred Interests of any series are represented by one or more global certificates, dividends on such series of Preferred Interests shall have been paid in full with respect to any dividend payment date for such series when the amount of dividends payable on such date has been paid to DTC.

                  5. Ranking; Liquidation. (a) The Series __ Preferred Securities shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank (i) pari passu with all other series of Preferred Interests issued by the Company and (ii) prior to any other interests of the Company, including the Common Interests. So long as any Series __ Preferred Securities remain outstanding, the Company shall not issue any interests ranking, as to participation in the profits or assets of the Company, senior to the Series __ Preferred Securities.

                       (b)  In the event of the liquidation of the
             Company, holders of Series __ Preferred Securities shall be entitled to receive for each Series __ Preferred Security a liquidation preference of $25 plus accumulated and unpaid dividends (whether or not declared) to the date of payment. Prior to _____________-, 199__, payment of such liquidation preference shall be made by distributing to each holder of Series __ Preferred Securities one or more Series __ Debentures having an aggregate principal amount and accrued and unpaid interest equal to such liquidation preference. Such Series __ Debentures shall have the terms specified in
             Section 7(b) for exchanges of Series __ Debentures for Series __ Preferred Securities.

                  6. Redemption. (a) The Series __ Preferred Securities shall be redeemable at the option of the Company and subject to the prior consent of ConAgra, in whole or in part from time to time, on or after _____________, 199__, upon not less than 30 nor more than 60 days' notice, at the Applicable Price (with the date of any such redemption being a "Redemption Date"). If a partial redemption would result in a delisting of the Series __ Preferred Securities from the New York Stock Exchange, the Company may only redeem the Series __ Preferred Securities in whole.

                       (b) ConAgra shall have the right at any time to
             cause ConAgra Capital, upon not less than 30 nor more than 60 days' notice, to redeem the Series __ Preferred Securities at the Applicable Price if ConAgra and ConAgra Capital have been advised by independent nationally recognized legal counsel that, as a result of any change in U.S. law as described in Section 7(a) hereof, there exists more than an insubstantial risk that ConAgra would be precluded from deducting the interest on the Series __ Debentures for federal income tax purposes even if the Series __ Preferred Securities were exchanged for the Series
             __ Debentures as described in Section 7(a) hereof.

                       (c) The Series __ Preferred Securities shall be
             subject to mandatory redemption at the Applicable Price with the proceeds from the repayment by ConAgra when due or prepayment by ConAgra of the Series __ Debentures, subject to the provisions in Section 4(f)(iii) hereof. Notwithstanding the foregoing, the Series __ Preferred Securities will not be subject to mandatory redemption when the Series __ Debentures relating to the Series __ Preferred Securities are due if ConAgra elects to exchange such Series
             __ Debentures for new debentures or to repay such Debentures and reborrow the proceeds from such repayment nor will such Series __ Preferred Securities be subject to mandatory redemption if such Series __ Debentures are optionally prepaid and ConAgra elects to reborrow the proceeds from such prepayment; provided that ConAgra may not so elect to exchange any such Series __ Debentures or to reborrow the proceeds from any repayment or prepayment of such Series __ Debentures, unless at the time of each such exchange or reborrowing the Company owns all of such Series __ Debentures and, as determined in the judgment of the Managing Members and the Company's financial advisor (selected by the Managing Members and who shall be unaffiliated with ConAgra and shall be among the 30 largest investment banking firms, measured by total capital, in the United States at the time new debentures are to be issued in connection with such exchange or reborrowing), (a) ConAgra is not bankrupt, insolvent or in liquidation, (b) no event of default or event which with the giving of notice or the passage of time would constitute an event of default on any debenture pertaining to Preferred Securities of any series has occurred and is continuing, (c) ConAgra has made timely payments on the repaid Series __ Debentures for the immediately preceding 18 months, (d) the Company is not in arrears on payments of dividends on the Series __ Preferred Securities, (e) there is then no present reason to believe ConAgra will be unable to make timely payment of principal and interest on such new debentures, (f) such new debentures are being issued on terms, and under circumstances, that are consistent with those which a lender would then require for a loan to an unrelated party, (g) such new debentures are being issued at a rate sufficient to provide payments equal to or greater than the amount of distributions required under the Preferred Securities of such series, (h) such new debentures are being issued for a term that is consistent with market circumstances and ConAgra's financial condition,
             (i) immediately prior to issuing such new debentures, the senior unsecured long-term debt of ConAgra is (or if no such debt is outstanding, would be) rated not less than BBB (or the equivalent) by Standard & Poor's Corporation and Baa1 (or the equivalent) by Moody's Investors Service, Inc. (or if either of such rating organizations is not then rating ConAgra's senior unsecured long-term debt, the equivalent of such rating by any other "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act) and any subordinated unsecured long-term debt of ConAgra or, if there is no such debt then outstanding, the Series __ Preferred Securities, are rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation or Baa3 (or the equivalent) by Moody's Investors Service, Inc. or the equivalent of either such rating by any other "nationally recognized statistical rating organization" and (j) such new debentures will have a final maturity no later than the one hundredth anniversary of the first issuance of the Series __ Preferred Securities.

                       (d) The Company may not redeem any Preferred Interests of any series unless all accumulated arrearages of unpaid dividends have been paid on all Series __ Preferred Securities for all monthly dividend periods terminating on or prior to the date of redemption.

                       (e) If the Company gives a notice of redemption in respect of the Series __ Preferred Securities, then, by 12:00 noon, New York time, on the applicable Redemption Date, the Company will irrevocably deposit with DTC funds sufficient to pay the Applicable Price and will give DTC irrevocable instructions and authority to pay the Applicable Price to the holders thereof. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of the Series __ Preferred Securities so called for redemption will cease, except the right of the holders of such Series __ Preferred Securities to receive the Applicable Price, but without interest, and such interests will cease to be outstanding. If any date on which any payment in respect of the redemption of Series __ Preferred Securities is not a Business Day, then payment of the Applicable Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. If payment of the Applicable Price in respect of the Series __ Preferred Securities is improperly withheld or refused and not paid either by the Company or by ConAgra pursuant to the Guarantee, dividends on such Series __ Preferred Securities will continue to accrue, at the applicable rate from time to time, from the Redemption Date originally established by the Company for such interests to the date such Applicable Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Applicable Price.

                       (f) Subject to the foregoing and applicable law (including, without limitation, U.S. federal securities laws) ConAgra or its subsidiaries may at any time and from time to time purchase outstanding Series __ Preferred Securities by tender, in the open market or by private agreement.

                  7. Exchange. (a) ConAgra may cause the Company, upon not less than 30 nor more than 60 days' notice, to exchange the Series __ Preferred Securities for Series __ Debentures having an aggregate principal amount and accrued and unpaid interest equal to the Applicable Price and an adjustable interest rate thereon equal to the adjustable dividend rate on the Series __ Preferred Securities if ConAgra and the Company have been advised by independent nationally recognized legal counsel that, as a result of any change
             after         , 199__ in U.S. law (including the enactment
             or imminent enactment of any legislation, the publication of any judicial decisions or regulatory rulings or a change in the official position or in the interpretation of law or regulations), there exists more than an insubstantial risk that (i) ConAgra will be precluded from deducting the interest on the Series __ Debentures for federal income tax purposes or (ii) the Company is subject to federal income tax with respect to the interest received on the Series __ Debentures.

                       (b) Upon exchange of the Series __ Preferred
             Securities for Series __ Debentures, (i) the Series __ Debentures shall no longer be subject to mandatory prepayment upon the dissolution, winding up or liquidation of the Company, (ii) the Series __ Debentures shall not be subject to an election by ConAgra to exchange the Series __ Debentures for new debentures or to repay the Series __ Debentures and reborrow the proceeds from such repayment,
             (iii) ConAgra shall use its best efforts to have the Series
             __ Debentures listed on the same exchange on which the Series __ Preferred Securities are listed, (iv) the Subordinated Indenture or Series __ Debentures may, thereafter, be modified or amended only with the consent of the holders of not less than 66 2/3% in principal amount of the Debentures at the time outstanding (excluding any such Debentures held by ConAgra or an affiliate of ConAgra), provided, however, that no such modification or amendment may, without the consent of the holder of each Series __ Debenture affected thereby, (a) extend the stated maturity of the principal of any Series __ Debenture, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof or interest thereon is payable or impair the right to institute suit for the enforcement of any payment on any Series __ Debenture when due or (b) reduce the aforesaid percentage in principal amount of Debentures of any series the consent of the holders of which is required for any such modification, (v) ConAgra's obligation to pay Additional Interest (as defined in the Series __ Debentures), other than Additional Interest, if any, accrued and unpaid to such date of exchange, shall cease and (vi) the provisions relating to Events of Default contained in Section 5.1 of the Subordinated Indenture (as in effect on the date hereof) rather than those contained in the Series __ Debentures shall apply.

                       (c)  After the date fixed for any such exchange,
             (i) the Series __ Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of the Series __ Preferred Securities, will exchange the global certificate or certificates representing the Series __ Preferred Securities for a registered global certificate or certificates representing the Series __ Debentures to be delivered upon such exchange and (iii) any certificates representing Series __ Preferred Securities not held by DTC or its nominee will be deemed to represent Series __ Debentures having a principal amount equal to the stated liquidation preference of such Series __ Preferred Securities until such certificates are presented to the Company or its agent for exchange.

                  8.   No Sinking Fund.  The Series __ Preferred
             Securities shall not be subject to the operation of a retirement or sinking fund.

                  9. Appointment of Trustee in Certain Circumstances. The provisions of Section 3.02(f) shall apply to the Series
             __ Preferred Securities and the holders of the Series __ Preferred Securities shall have the right to vote for the appointment of a trustee as provided therein.

                  10. Meetings. (a) Any required approval of holders of Series __ Preferred Securities may be given at a separate meeting of such holders convened for such purpose or at a meeting of interestholders of the Company or pursuant to written consent. The Company shall cause a notice of any meeting at which holders of the Series __ Preferred Securities are entitled to vote, or of any matter upon which action may be taken by written consent of such holders, to be mailed to each holder of record of the Series __ Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matters upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

                       (b) Notwithstanding that holders of Series __ Preferred Securities are entitled to vote or consent under any of the circumstances described herein, in the Articles of Organization or in the Operating Agreement, any of the Preferred Interests of any series that are owned by ConAgra or any entity owned more than 50% by ConAgra, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

                  11. Book-Entry-Only Issuance; The Depository Trust Company. (a) DTC, New York, New York, will act as securities depository for the Series __ Preferred
             Securities. The Series __ Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee).

                       (b) Redemption notices shall be sent to Cede & Co. If less then all of the Series __ Preferred Securities are being redeemed, such securities shall be redeemed in accordance with DTC's then current practice.

                       (c) DTC may discontinue providing its services as securities depository with respect to the Series __ Preferred Securities by giving reasonable notice to the Company as provided in the agreement between the Company and DTC. Under such circumstances, if a successor securities depository is not obtained, the Company at its expense shall cause certificates for Series __ Preferred Securities to be printed and delivered as promptly as practicable.

                  12. Guarantee of Liabilities. It shall be a condition precedent to the issuance of the Series __ Preferred
             Securities that ConAgra has executed the Guarantee and the Expense Agreement.

                  13. Registrar and Transfer Agent. The Company hereby appoints Chemical Bank as its initial registrar and transfer agent for the Series __ Preferred Securities.

                  14. Governing Law. This Written Action shall be governed by and construed in accordance with the laws of the State of Iowa without giving effect to the principles of conflict of laws thereof.

                       IN WITNESS WHEREOF, the undersigned Managing
             Members of the Company have hereto set their hands as of the day and year first above written.

                                                CP NEBRASKA, INC.


                                                By:______________________
                                                Name:  James P. O'Donnell
                                                Title:  Vice President,
                                                Finance and Treasurer


                                                HW NEBRASKA, INC.


                                                By:______________________
                                                Name:  James P. O'Donnell
                                                Title:  Vice President,
                                                        Finance
                                                        and Treasurer